CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our twenty-one reports dated February 10, 2009, relating to the financial statements and financial highlights which appear in the December 31, 2008 Annual Report to Shareholders of each of the twenty-one funds constituting AIM Variable Insurance Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


PricewaterhouseCoopers LLP
Houston, Texas
April 24, 2009